Exhibit 99.1

Unless otherwise indicated or the context otherwise requires, in this communication, we use the terms “we,” “us,” “our,” “Endurance” and the “Company” to refer to Endurance International Group Holdings, Inc. and its subsidiaries and the term “Constant Contact” to refer to Constant Contact, Inc. and its wholly owned subsidiaries. You should not assume that the information set forth below is accurate as of any date other than May 13, 2016.

Cautionary Statement Concerning Forward-Looking Information

This communication includes “forward-looking statements” that involve risks and uncertainties within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “expect”, “to be” and similar expressions or variations are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These statements are based on the beliefs and assumptions of our management based on information currently available to management. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or the timing of certain events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a number of important factors. These important factors include the factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, or our Form 10-K, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Furthermore, such forward-looking statements speak only as of the date of this communication.

Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of any new information, events, circumstances or otherwise.

WZ UK Ltd. Acquisition

During the second quarter of 2016, we expect to exercise an option to increase our stake in WZ UK Ltd., a provider of technology and sales marketing services associated with web builder solutions, from 57.5% to 77.5%, in exchange for a payment of approximately $15 million to the other shareholders of WZ UK Ltd. After a specified performance milestone is met, we have an option to purchase, and the other shareholders of WZ UK Ltd. have an option to sell to us within three years, the remaining shares of WZ UK Ltd. at a per-share price to be determined based on a multiple of revenue.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Endurance and Constant Contact, and has been prepared to give effect to the acquisition of Constant Contact by Endurance (the “Acquisition”) and entry into a $735 million first lien incremental term loan facility (the “Incremental First Lien Term Loan Facility”), a $165 million revolving credit facility (the “Revolving Credit Facility”) (which replaced our existing $125 million senior secured revolving credit facility), and the issuance of $350 million aggregate principal amount of 10.875% Senior Notes due 2024 (the “notes” and together with the Acquisition, the Incremental First Lien Term Loan Facility and the Revolving Credit Facility, the “Transactions”). The unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2015 and the three months ended March 31, 2015 and 2016 give effect to the Transactions as if they had occurred as of January 1, 2015. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to statement of operations information, expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined financial information is unaudited and is presented for illustrative purposes only. This financial information (including the pro forma adjustments) is preliminary and based upon available information and various adjustments and assumptions set forth in the accompanying notes, and is not necessarily an indication of the consolidated financial position or results of operations of Endurance that would have been achieved had the Transactions been completed as of the dates indicated or that may be achieved in the future.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Endurance. These accounting policies are similar in most material respects to those of Constant Contact before the consummation of the Acquisition, except for the accounting for amortization of intangible assets. The unaudited pro forma condensed combined financial information reflects the amortization of intangible assets as a cost of revenue, which is consistent with our historical accounting policy for this item. The unaudited pro forma condensed combined statements of operations do not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that may or may not result from the Acquisition.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions, as well as the audited consolidated financial statements and accompanying notes of Endurance for the year ended December 31, 2015 from our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 29, 2016; the audited consolidated financial statements and accompanying notes of Constant Contact for the year ended December 31, 2015 from our Current Report on Form 8-K/A filed with the SEC on March 31, 2016 (as amended by the 8-K/A filed with the SEC on May 13, 2016); the unaudited consolidated financial statements and accompanying notes of Endurance for the three months ended March 31, 2015 and 2016 from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 9, 2016 and the unaudited condensed consolidated financial statements and accompanying notes of Constant Contact for the three months ended March 31, 2015 from Constant Contact’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 6, 2015.

Endurance International Group, Inc. and Constant Contact, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Three Months Ended March 31, 2016

(in thousands)

	Historical
	Endurance	Constant Contact*	Pro Forma Adjustments		Pro Forma Combined
Revenue	$237,113	$41,088	$(395	)(C)	$277,806
Cost of revenue	136,476	11,639	7,865	(B)(C)	155,980

Gross profit	100,637	29,449	(8,260)		121,826
Operating expense:
Sales and marketing	79,294	16,433	(395	)(B)(C)	95,332
Engineering and development	16,255	7,026	(680	)(D)	22,601
General and administrative	40,279	2,757	—		43,036
Transaction costs	31,120	17,281	(48,401	)(E)	—

Total operating expense	166,948	43,497	(49,476)		160,969

Loss from operations	(66,311)	(14,048)	41,216		(39,143)

Other income (expense):
Interest income	134	—	—		134
Interest expense	(30,371)	—	(11,355	)(A)	(41,726)
Other income (expense), net	11,410	(13)	—		11,397

Total other expense, net	(18,827)	(13)	(11,355)		(30,195)

Loss before income taxes and equity earnings of unconsolidated entities	(85,138)	(14,061)	29,861		(69,338)
Income tax benefit	(99,902)	(6,023)	8,062	(G)	(97,863)

Income (loss) before equity earnings of unconsolidated entities	14,764	(8,038)	21,799		28,525
Equity loss of unconsolidated entities, net of tax	683	—	—		683

Net income (loss)	14,081	(8,038)	21,799		27,842
Net loss attributable to non-controlling interest	(7,730)	—	—		(7,730)

Net income (loss) attributable to Endurance International Group Holdings, Inc.	$21,811	$(8,038)	$21,799		$35,572

*	Historical consolidated financial information of Constant Contact presented for the period from January 1, 2016 through the acquisition date, February 9, 2016.

Endurance International Group, Inc. and Constant Contact, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Three Months Ended March 31, 2015

(in thousands)

	Historical
	Endurance	Constant Contact	Pro Forma Adjustments		Pro Forma Combined
Revenue	$177,318	$90,417	$(781	)(C)	$266,954
Cost of revenue	100,974	24,431	17,799	(B)(C)	143,204

Gross profit	76,344	65,986	(18,580)		123,750
Operating expenses:
Sales and marketing	35,044	36,068	(854	)(B)(C)	70,258
Engineering and development	5,371	13,825	(1,546	)(D)	17,650
General and administrative	18,730	11,793	—		30,523

Total operating expense	59,145	61,686	(2,400)		118,431

Income from operations	17,199	4,300	(16,180)		5,319

Other income (expense):
Interest income	92	53	(53	)(F)	92
Interest expense	(14,321)	—	(26,579	)(A)	(40,900)
Other expense, net	—	(110)	—		(110)

Total other expense, net	(14,229)	(57)	(26,632)		(40,918)

Income (loss) before income taxes and equity earnings of unconsolidated entities	2,970	4,243	(42,812)		(35,599)
Income tax expense (benefit)	978	693	(13,063	)(G)	(11,392)

Income (loss) before equity earnings of unconsolidated entities	1,992	3,550	(29,749)		(24,207)
Equity loss of unconsolidated entities, net of tax	1,108	—	—		1,108

Net income (loss)	884	3,550	(29,749)		(25,315)
Net loss attributable to non-controlling interest	—	—	—		—

Net income (loss) attributable to Endurance International Group Holdings, Inc.	$884	$3,550	$(29,749)		$(25,315)

Notes to Unaudited Condensed Combined Pro Forma Financial Information

Note 1—Basis of Presentation

The unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2015 and 2016 give effect to the Transactions as if they had occurred as of January 1, 2015. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) expected to have a continuing impact on the combined results of operations.

We have accounted for the Acquisition using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The pro forma adjustments described below were developed based on Endurance’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Constant Contact based on preliminary estimates of fair value. The final purchase price allocation may differ from what is currently reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized. Additionally, the Acquisition and related transaction costs were funded primarily by new debt consisting of the 10.875% Senior Notes due 2024 and borrowings under the Incremental First Lien Term Loan Facility, and to a lesser extent, cash, cash equivalents and short-term marketable securities of Endurance and Constant Contact.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the Acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that may or may not result from the Acquisition.

As part of the definitive agreement pursuant to which we agreed to acquire all of the outstanding shares of common stock of Constant Contact (the “Merger Agreement”), we accelerated all or a portion of the vesting of certain Constant Contact equity awards. This acceleration resulted in a compensation charge of approximately $16.8 million recorded in the statement of operations of Endurance immediately following the Acquisition. Additionally, pursuant to and in accordance with the terms and conditions of the Merger Agreement, Endurance assumed certain unvested Constant Contact equity awards and converted them into equity awards in in respect of common stock of Endurance. The value of these converted awards is estimated to be approximately $22.3 million. Approximately $5.4 million of this value has been attributed to the pre-Acquisition period, which has been accounted for as additional consideration to acquire Constant Contact. The balance of $16.9 million has been attributed to the post-Acquisition period and is being recorded as compensation expense over the future service period of each individual holding such an award. Included in these converted awards are awards valued at approximately $3.2 million which provide for full acceleration of vesting if the holder leaves Endurance other than for cause at any time before April 7, 2017. The unaudited condensed combined statement of operations do not reflect the balance of $16.9 million attributed to the post-Acquisition period, which is future compensation expense as it is not expected to differ materially from the historical rates of equity compensation expense included in the historical condensed consolidated statements of operations of Constant Contact.

Endurance historically has recorded all amortization expense related to acquired intangible assets as a cost of revenue, which differs from the historical treatment of these expenses by Constant Contact, which historically recorded amortization expense as either cost of revenue or sales and marketing expense. The unaudited combined condensed financial information reflects all amortization expense related to intangible assets as a cost of revenue.

Note 2—Preliminary Allocation of Merger Consideration

Pursuant to the Merger Agreement, we paid $32.00 per share, or $1,087.1 million, in cash, to acquire all outstanding equity interests of Constant Contact. In addition, we assumed certain Constant Contact unvested equity awards and converted them to equity awards in Endurance common stock. Approximately $5.4 million of the value of these awards are expected to be attributable to pre-Acquisition service, and that portion was treated as additional purchase consideration to acquire Constant Contact. As a result, the total purchase consideration paid to acquire Constant Contact was $1,092.6 million. Included in the purchase consideration is approximately $16.8 million related to the acceleration of vesting of certain Constant Contact equity awards which is being expensed by Endurance immediately following the closing of the Acquisition. The remaining purchase consideration of $1,075.8 million was allocated to the acquired assets and liabilities.

The following table summarizes the preliminary allocation of the assets acquired and liabilities assumed based on their fair values on the assumed acquisition date:

Preliminary purchase price allocation
(in thousands)
Working capital	$(6,158)
Property, plant and equipment	40,699
Trademarks	52,000
Customer relationships	263,000
Developed technology	83,000
Goodwill	601,091
Deferred taxes	(122,859)
Deferred revenue	(25,170)

Total consideration, net of cash acquired	885,603
Cash acquired	190,170

Total purchase consideration	$1,075,773

The purchase price is preliminary and the purchase price will be final when the Company has completed the valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

Note 3—Sources and Uses, and New Debt

The Acquisition was financed primarily by new debt consisting of the notes offered hereby and borrowings under the Incremental First Lien Term Loan Facility, and to a lesser extent, cash, cash equivalents and short-term marketable securities acquired from Constant Contact. The tables below provide an estimate of the sources and uses as of the assumed closing date:

Sources of proceeds
(in thousands)
Use of cash from Endurance and Constant Contact	$187,692
Endurance stock awards issued at closing	5,394
Incremental First Lien Term Loan Facility, net of original issue discounts	712,950
10.875% Senior Notes due 2024, net of original issue discounts	343,228

$1,249,264

Use of proceeds
(in thousands)
Acquisition of Constant Contact	$1,075,773
Repayment of outstanding advances on existing revolving credit facility	67,000
Transaction costs of Acquisition	37,327
Cash out of Constant Contact stock awards accelerated at closing	16,765
Deferred financing costs of new debt	52,399

$1,249,264

The Incremental First Lien Term Loan Facility requires us to repay approximately $3.7 million of principal per quarter, or $14.7 million per year.

Note 4—Pro Forma Adjustments

(A)	Adjustments to reflect the new debt, including interest rates as noted below:

	Amount	Rate	Interest
For the three months ended March 31, 2016:
Interest Expense on new debt:
(in thousands)
Incremental First Lien Term Loan Facility	735,000	6.00%	$4,846
10.875% Senior Notes due 2024	350,000	10.88%	4,183
Revolving Credit Facility—unused commitment fee	165,000	0.50%	91
Increased interest on existing debt	1,076,375	1.48%	1,669
Interest savings on refinanced revolver balance			(692)
Amortization of deferred financing costs and original issue discount			1,258

			$11,355

	Amount	Rate	Interest
For the three months ended March 31, 2015:
Interest Expense on new debt:
(in thousands)
Incremental First Lien Term Loan Facility	735,000	6.00%	$11,025
10.875% Senior Notes due 2024	350,000	10.88%	9,516
Revolving Credit Facility—unused commitment fee	165,000	0.50%	206
Increased interest on existing debt	1,031,625	1.48%	3,817
Interest savings on refinanced revolver balance			(847)
Amortization of deferred financing costs and original issue discount			2,862

			$26,579

Our existing debt agreement provides for increased interest rates when certain new debt arrangements exceed a specified interest rate. As a result of this provision, we incurred an increase of approximately 1.48% to the interest rates on our existing debt.

Deferred financing fees and original issue discounts are amortized to interest expense over the life of each respective instrument. We incurred a total of $52.4 million in deferred financing costs and $28.8 million of original issue discounts. Deferred financing fees are primarily comprised of underwriting fees.

(B)	Adjustments to reflect increases in amortization of intangible assets as noted below (amounts in thousands, except life):

	Cost	Life in Years	First Year Amortization
For the three months ended March 31, 2016:
Trademarks	$52,000	10	$868
Customer relationships	263,000	15	5,824
Developed technology	83,000	7	1,312
Eliminate historical amortization of Constant Contact—cost of revenue			(82)

Subtotal—adjustment to cost of sales			7,922
Eliminate historical amortization of Constant Contact—sales and marketing			(57)

Total adjustment to amortization			$7,865

	Cost	Life in Years	First Year Amortization
For the three months ended March 31, 2015:
Trademarks	$52,000	10	$1,976
Customer relationships	263,000	15	13,250
Developed technology	83,000	7	2,984
Eliminate historical amortization of Constant Contact—cost of revenue			(280)

Subtotal—adjustment to cost of sales			17,930
Eliminate historical amortization of Constant Contact—sales and marketing			(204)

Total adjustment to amortization			$17,726

(C)	Elimination of intercompany transactions from the statement of operations (in thousands):

Three months ended March 31, 2016:
Revenue	$(395)
Cost of revenue	57
Sales and marketing	338

Net impact	$—

Three months ended March 31, 2015:
Revenue	$(781)
Cost of revenue	131
Sales and marketing	650

Net impact	$—

(D)	Reduction in depreciation expense due to revaluation of property, plant and equipment.

(E)	Elimination of transaction expenses (in thousands):

Three months ended March 31, 2016
Endurance	$31,120
Constant Contact	17,281

$48,401

(F)	Reduction of investment income due to utilization of Constant Contact excess cash to fund a portion of the acquisition costs.

(G)	The pro forma tax adjustments reflect the benefits from income tax at the weighted average estimated statutory income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded.

Pro Forma Non-GAAP Financial Measures

Some of these pro forma figures do not represent “pro forma” amounts determined in accordance with the SEC’s rules and regulations, including Article 11 of Regulation S-X, and should not be taken to represent how Endurance would have performed on a historical basis had Constant Contact’s operations been included in the period presented, or how Endurance will perform in any future period. These non-GAAP financial measures, as well as the other information in these excerpts should be read in conjuction with our and Constant Contact’s financial statements appearing elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the period ended March 31, 2016.

	Year Ended December 31,	Three Months Ended March 31,		Twelve Months Ended March 31, 2016
	2015	2015	2016
Financial and Pro Forma Metrics:
(in thousands)
(unaudited)
Pro forma revenue(1)	$1,105,317	$266,954	$277,806	$1,116,169
Pro forma net income (loss)(1)	$(107,800)	$(25,315)	$27,842	$(54,643)
Pro forma adjusted EBITDA(2)	$342,022	$84,619	$94,679	$352,082
Adjusted EBITDA for Ace Data Center(3)	$5,475	$1,825	$—	$3,650
Estimated annual run rate synergies(4)	$55,000	$13,750	$5,541	$46,791

Acquisition pro forma adjusted EBITDA(5)	$402,497	$100,194	$100,220	$402,523
Pro forma capital expenditures	$(63,619)	$(13,429)	$(12,722)	$(62,912)

Acquisition pro forma adjusted EBITDA less capital expenditures	$338,878	$86,765	$87,498	$339,611

(1)	See “Unaudited Pro Forma Condensed Combined Financial Information.”
(2)	We define pro forma adjusted EBITDA as pro forma net income (loss) plus (i) changes in pro forma deferred revenue, pro forma depreciation, pro forma amortization, pro forma stock-based compensation expense, pro forma loss of unconsolidated entities, pro forma net loss on sale of assets, pro forma impairment of other intangibles, pro forma expenses related to integration of acquisitions and restructurings, pro forma transaction expenses and charges, certain pro forma legal advisory expenses, pro forma interest expense and pro forma income tax expense, less (ii) pro forma earnings and gains related to unconsolidated entities, pro forma net gain on sale of assets and the pro forma impact of purchase accounting related to reduced fair value of deferred domain registration costs. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following table reflects a reconciliation of pro forma adjusted EBITDA to net income (loss) in accordance with GAAP:

Year Ended December 31, 2015

(in thousands)

(unaudited)

	Historical		Pro Forma Adjustments	Pro Forma Combined
	Endurance	Constant Contact
Pro forma EBITDA
Net income (loss)	$(25,770)	$19,190	$(101,220)	$(107,800)
Interest expense, net (including impact of amortization of deferred financing costs)	58,414	(317)	105,898	163,995
Income tax expense (benefit)	11,342	7,998	(63,180)	(43,840)
Depreciation	34,010	23,313	(6,184)	51,139
Amortization	91,057	1,583	71,256	163,896

Pro forma EBITDA	$169,053	$51,767	$6,570	$227,390

Pro forma adjusted EBITDA
EBITDA	$169,053	$51,767	$6,570	$227,390
Stock-based compensation	29,925	18,040	—	47,965
Loss (gain) on sale of assets	(155)	67	—	(88)
Loss of unconsolidated entities	9,200	—	—	9,200
Changes in deferred revenue	34,241	2,149	(14)	36,376
Impact of reduced fair value of deferred domain registration costs	(2,005)	—	—	(2,005)
Transaction expenses and charges	9,582	2,561	(6,570)	5,573
Legal advisory expenses	1,349	—	—	1,349
Integration and restructuring expenses	16,262	—	—	16,262

Pro forma adjusted EBITDA	$267,452	$74,584	$(14)	$342,022

Three and Twelve Months Ended March 31, 2016

(in thousands)

(unaudited)

	Three Months Ended March 31, 2016				Twelve Months Ended March 31, 2016
	Historical
	Endurance	Constant Contact(a)	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Combined
Pro forma EBITDA
Net income (loss)	$14,081	$(8,038)	$21,799	$27,842	$(54,643)
Interest expense, net (including impact of amortization of deferred financing costs and original issue discounts)	30,237	—	11,355	41,592	164,779
Income tax expense (benefit)	(99,902)	(6,023)	8,062	(97,863)	(130,311)
Depreciation	13,172	2,721	(680)	15,213	54,463
Amortization	29,874	138	7,865	37,877	162,265

Pro forma EBITDA	$(12,538)	$(11,202)	$48,401	$24,661	$196,553

Pro forma adjusted EBITDA
EBITDA	$(12,538)	$(11,202)	$48,401	$24,661	$196,553
Stock-based compensation	18,388	1,809	—	20,197	59,887
Gain on sale of assets	(1)	(1,184)	—	(1,185)	(1,423)
Gain of unconsolidated entities	(10,727)	—	—	(10,727)	(2,635)
Changes in deferred revenue	43,143	611	—	43,754	62,805
Impact of reduced fair value of deferred domain registration costs	(291)	—	—	(291)	(1,618)
Impairment of IPR&D	1,437	—	—	1,437	1,437
Transaction expenses and charges	31,120	17,281	(48,401)	—	4,050
Legal advisory expenses	1,540	256	—	1,796	3,145
Integration and restructuring expenses	15,037	—	—	15,037	29,881

Pro forma adjusted EBITDA	$87,108	$7,571	$—	$94,679	$352,082

(a)	Historical consolidated financial information of Constant Contact presented for the period from January 1, 2016 through the acquisition date, February 9, 2016.

Three Months Ended March 31, 2015

(in thousands)

(unaudited)

	Historical		Pro Forma Adjustments	Pro Forma Combined
	Endurance	Constant Contact
Pro forma EBITDA
Net income (loss)	$884	$3,550	$(29,749)	$(25,315)
Interest expense, net (excluding impact of amortization of deferred financing costs)	14,229	(53)	26,632	40,808
Income tax expense (benefit)	978	693	(13,063)	(11,392)
Depreciation	7,866	5,569	(1,546)	11,889
Amortization	21,298	484	17,726	39,508

Pro forma EBITDA	$45,255	$10,243	$—	$55,498

Pro forma adjusted EBITDA
EBITDA	$45,255	$10,243	$—	$55,498
Stock-based compensation	3,971	4,304	—	8,275
Loss on sale of assets	40	110	—	150
Loss of unconsolidated entities	1,108	—	—	1,108
Changes in deferred revenue	14,933	2,310	82	17,325
Impact of reduced fair value of deferred domain registration costs	(678)	—	—	(678)
Transaction expenses and charges	1,523	—	—	1,523
Legal advisory expenses	—	—	—	—
Integration and restructuring expenses	1,418	—	—	1,418

Pro forma adjusted EBITDA	$67,570	$16,967	$82	$84,619

(3)	In September 2015, we acquired substantially all of the assets of Ace Data Centers, Inc., or Ace DC, and all of the ownership interests in Ace Holdings, LLC, or ACE Holdings, for an aggregate purchase price of $73.3 million, of which $44.4 million was paid in cash at the closing. Ace DC was the manager of our data center, while Ace Holdings owned the real property, improvements and building at and on which the data center is located, including certain non-systems equipment and personal property. Adjusted EBITDA for Ace Data Center reflects the run-rate adjusted EBITDA of Ace DC.
(4)	Represents estimated combined annual run-rate transaction synergies expected to be fully realized by the end of 2016. The cost savings are expected to result primarily from enhanced operational and financial scale. We cannot assure you that any or all of these synergies will be achieved. See “Risk Factors—Risks Related to Our Business and Our Industry—The Acquisition of Constant Contact may not achieve the intended benefits or may disrupt our current plans and operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 9, 2016.
(5)	Acquisition pro forma adjusted EBITDA is a non-GAAP financial measure that we define as pro forma adjusted EBITDA plus estimated annual run-rate synergies and the run-rate adjusted EBITDA of Ace DC.